UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

Co-Investment Partners, L.P.
660 Madison Avenue, 23rd Floor
New York, NY 10021

2. Date of Event Requiring Statement (Month/Day/Year)

   01/28/00

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   Paragon Trade Brands, Inc. ("PGNFQ")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
   (Instr. 4)                              |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |   (Instr. 5)                                  |
                                           |   Owned              |   Indirect(I)  |                                               |
                                           |   (Instr. 4)         |   (Instr. 5)   |                                               |
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
Common Stock, par value $.01 per share     |   2,401,953          |      D         |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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* If form is filed by more than one reporting person, see Instruction 5(b)(v).                                               (Over)

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.        SEC 1473 (7-96)

                                                         Page 1 of 2
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

Form 3 (continued) Table II - Derivative Securitites Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Ownership |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |Form of      |   Beneficial Ownership    |
  (Instra. 4)           |  Expiration       |  Securities (Instr. 4)|         |exercise  |Derivative   |   (Instr. 5)              |
                        |  Date(Month/      |-----------------------|---------|price of  |Security:    |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |Direct(D) or |                           |
                        | Date    | Expira- |                       |or       |vative    |Indirect(I)  |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |(Instra. 5)  |                           |
                        | cisable | Date    |                       |Shares   |          |             |                           |
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
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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  Explanation of Responses:
                                                                         Co-Investment Partners, L.P.
                                                                         By CIP PArtners, L.L.C., its general partner

                                                                         /s/ Christian A. Melhado                      2/11/00
                                                                         ----------------------------------------      -------
                                                                         ** Signature of Reporting Person               Date
                                                                          Christian A. Melhado, Managing Member

  ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note:    File three copies of this Form, one of which must be manually signed.  If space provided is sufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                       Page 2 of 2

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